Exhibit 99.1

HUGOTON ROYALTY TRUST

Press Release

Hugoton Royalty Trust

Announces Voluntary Plans for NYSE Delisting

and Filing of Application with the OTCQX Market

Fort Worth, Texas, August 13, 2018 – Hugoton Royalty Trust (NYSE: HGT) (the “Trust”) today announced that Simmons Bank, as trustee of the Trust, has approved the Trust undertaking to voluntarily delist its Units of Beneficial Interest (the “Units”) from the New York Stock Exchange (“NYSE”). Such determination was based upon the inability of the Trust to regain compliance within the time frame allotted by the NYSE with the NYSE’s continued listing requirement that the average closing price of the Units be at least $1.00 per unit, calculated over a period of 30 consecutive trading days.

On August 13, 2018, the Trustee notified the NYSE of its intent to voluntarily delist the Units. The Trust intends to file a Form 25 with the Securities and Exchange Commission on or about August 23, 2018. The Trustee expects the last trading day for the Units on the NYSE will be on or about August 24, 2018. The Trust has made an application to have its Units quoted on the OTCQX Market. The Trustee expects that the Units will be quoted on the OTCQX Market under a newly assigned trading symbol on the next trading day after NYSE trading is no longer available; however, OTCQX Market trading is subject to the OTC Group’s approval of the Trust’s OTCQX application. Once the trading symbol has been assigned, the Trustee will publicly announce the new trading symbol.

The Trust will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and its annual financial statements will continue to be audited by an independent accounting firm. The Trustee intends to continue posting quarterly and annual financial information on the Trust’s website (www.hgt-hugoton.com).

Following the NYSE delisting, the Trustee expects the Units will be quoted on the OTCQX Market if the Trust’s application is accepted, but there can be no assurance that the application will be accepted, or even if it is accepted, that the liquidity, trading volume and volatility, of the Units will not be affected, which could negatively impact market prices for the Units and make it more difficult for unitholders to sell their Units.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including the acceptance of the Units on the OTCQX Market, the timing of the delisting of the Units from the NYSE and the listing of the Units on the OTCQX Market (if at all), could differ materially due to stock market and economic conditions, changes in natural gas prices and other economic conditions affecting the gas industry, the actions of the operator of the properties underlying the Trust’s net profits interests, the actions of other market participants and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

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Contact:	Ron Hooper
Senior Vice President
Simmons Bank, Trustee
855-588-7839